Revised July 25, 2023 SEMRUSH HOLDINGS, INC. INSIDER TRADING POLICY This memorandum sets forth the policy of Semrush Holdings, Inc. and its subsidiaries (collectively, the “Company”) regarding trading in the Company’s securities as described below and the disclosure of information concerning the Company. This Insider Trading Policy (the “Insider Trading Policy”) is designed to prevent insider trading or the appearance of impropriety, to satisfy the Company’s obligation to reasonably supervise the activities of Company personnel, and to help Company personnel avoid the severe consequences associated with violations of insider trading laws. It is your obligation to understand and comply with this Insider Trading Policy. PART I. OVERVIEW A. To Whom does this Insider Trading Policy Apply? This Insider Trading Policy is applicable to the Company’s directors, officers, and employees, consultants (including entities and individual persons employed by a professional employment organization and other co-employment arrangements, “Consultants”) and applies to any and all transactions by such persons and their affiliates (as defined below) in the Company’s securities, including its common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities. In addition, all directors, all officers, all employees and Consultants must comply with the Trading Procedures set forth in Part II of this Insider Trading Policy (the “Trading Procedures”) (collectively, and solely for the purposes of this Insider Trading Policy, these persons are referred to as “Designated Insiders”)1. Generally, the Trading Procedures (i) establish trading windows outside of which Insiders will be restricted from trading in the Company’s securities and (ii) require the pre-clearance of all transactions in the Company’s securities by Designated Insiders (and their affiliated persons). This Insider Trading Policy, including, if applicable, the Trading Procedures contained herein, also applies to the following persons (collectively, these persons and entities are referred to as “Affiliated Persons”): • your spouse, child, parent, significant other or other family member, in each case, living in the same household; 1 The list of “Designated Insiders” may be modified from time to time to add or remove individuals as determined by the Chief Executive Officer, Chief Financial Officer or General Counsel without any further action required by the Company’s board of directors.

2 • all trusts, family partnerships and other types of entities formed for your benefit of the Insider or for the benefit of a member of your family over which you have the ability to influence or direct investment decisions concerning securities; • all persons who execute trades on your behalf; and • all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which you have the ability to influence or direct investment decisions concerning securities; provided, however, that the Trading Procedures shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws and an Insider has hereby represented to the Company that such Insider’s affiliated entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with applicable securities laws; and (c) are aware such securities laws prohibit any person or entity who has material, nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities. You are responsible for ensuring compliance with this Insider Trading Policy, including the Trading Procedures contained herein, by all of your Affiliated Persons. In the event that you leave the Company for any reason, this Insider Trading Policy, including, if applicable, the Trading Procedures contained herein, will continue to apply to you and your Affiliated Persons until the first trading day after any material nonpublic information known to you has become public or is no longer material. B. What is Prohibited by this Insider Trading Policy? It is generally illegal for you to trade in the securities of the Company, whether for your account or for the account of another, while in the possession of material, nonpublic information about the Company. It is also generally illegal for you to disclose material, nonpublic information about the Company to others who may trade on the basis of that information. These illegal activities are commonly referred to as “insider trading.” Prohibited Activities When you know or are in possession of material, nonpublic information about the Company, whether positive or negative, you are prohibited from the following activities: trading (whether for your account of for the account of another) in the Company’s securities, which includes common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures,

3 warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, except for trades made in compliance with the affirmative defense of Rule 10b5-1 under Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as when trades are made pursuant to a written plan that was adopted, or trading instructions that were given, before you knew or had possession of such material, nonpublic information and certain other conditions are satisfied; • having others trade in the Company’s securities for you; • giving trading advice of any kind about the Company; and • disclosing such material, nonpublic information about the Company, whether positive or negative, to anyone else (commonly known as “tipping”). This Insider Trading Policy applies to the use of outstanding Company securities to pay part or all of the exercise price of an option, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or to cover tax withholding or other tax obligations resulting from vesting of restricted stock units or awards; however, please see below for exceptions relating to the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures. This policy does not apply to an exercise of an employee stock option when payment of the exercise price is made in cash These prohibitions continue whenever and for as long as you know or are in possession of material, nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight. Definition of Material, Nonpublic Information This Insider Trading Policy prohibits you from trading in the Company’s securities if you are in possession of information about the Company that is both “material” and “nonpublic.” If you have a question whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officer. What is “Material” Information? Information about the Company is “material” if it could reasonably be expected to affect the investment or voting decisions of a stockholder or investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are types of

4 information that should be considered carefully to determine whether they are material: • projections of future earnings or losses, or other earnings guidance; • projections of future non-financial key business metrics; • earnings or revenue that are inconsistent with the consensus expectations of the investment community; • potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report; • pending or proposed corporate mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets; • changes in management or the Board of Directors; • significant actual or threatened litigation or governmental investigations or major developments in such matters; • a cybersecurity incident; • significant developments regarding the products, platform, customers, suppliers, orders, partners, contracts or financing sources (e.g., the acquisition or loss of a contract); • changes in dividend policy, declarations of stock splits, or public or private sales of additional securities; • potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies; and • bankruptcies or receiverships. By including the list above, the Company does not mean to imply that each of these items above is per se material. The information and events on this list still require determinations as to their materiality (although some determinations will be reached more easily than others). For example, some new products or contracts may clearly be material to an issuer; yet that does not mean that all product developments or contracts will be material. This demonstrates, in our view, why no “bright-line” standard or list of items can adequately address the range of situations that may arise. Furthermore, the Company cannot create an exclusive list of events and information that have a higher probability of being considered material. The Securities and Exchange Commission (the “SEC”) has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s securities. What is “Nonpublic” Information? Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing

5 of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access. Before a person who possesses material, nonpublic information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public after the close of trading on the first full trading day following the Company’s public release of the information. For example, if the Company announces material nonpublic information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Wednesday. However, if the Company announces this material information after trading begins on that Tuesday, the first time that you can buy or sell Company securities is the opening of the market on Thursday. C. Are there any Restrictions on the Use of Social Media, Internet Discussion Boards or Websites? While the Company encourages its stockholders and potential investors to obtain as much information as possible about the Company, the Company believes that information should come from its publicly-filed SEC reports, press releases and external website or from a designated Company spokesperson, rather than from speculation or unauthorized disclosures by the Company’s directors, officers or employees. For this reason, the Company has designated certain members of management to respond to inquiries regarding the Company’s business and prospects. This centralization of communication is designed to ensure that the information the Company discloses is accurate and considered in light of previous disclosures. Formal announcements are generally reviewed by management and legal counsel before they are made public. Any communications that do not go through this review process create an increased risk to the Company, as well as to the individual responsible for the communication, of civil and criminal liability. In addition, with the emergence of social media and discussion boards, online discussions about companies and their business prospects have become common. Inappropriate communications disseminated on the Internet may pose an inherently greater risk due to the size of the audience they can reach. These forums have the potential to move a stock price significantly, and very rapidly – even though the information disseminated through electronic bulletin boards and discussion boards often is unreliable, and in some cases, may be deliberately false. The SEC has investigated and prosecuted a number of fraudulent schemes involving social media and discussion boards. You may encounter information about the Company on the Internet that you believe is harmful or inaccurate, or other information that you believe is true or beneficial for the Company. Although you may have a natural tendency to deny or confirm such information on social media or on a discussion board, any sort of response, even if it presents accurate information, could be considered improper disclosure and could result in legal liability to you and/or to the Company. The Company is committed to preventing inadvertent disclosures of material, nonpublic information, preventing unwitting participation in Internet-based securities fraud, and avoiding the appearance of impropriety by persons associated with the Company. Accordingly, this Insider Trading Policy prohibits you from discussing material, nonpublic information about the

6 Company with anyone, including other employees, except as required in the performance of your duties. You should not under any circumstances provide information or discuss matters involving the Company with the news media, any broker-dealer, analyst, investment banker, investment advisor, institutional investment manager, investment company or stockholder, even if you are contacted directly by such persons, without express prior authorization. This restriction applies whether or not you identify yourself as associated with the Company. You should refer all such contact or inquiries to the Company’s Compliance Officer or to Semrush Holdings, Inc., 800 Boylston Street, Suite 2475, Boston, MA 02199 USA, Attn: Investor Relations. This Insider Trading Policy also prohibits you from making any comments or postings about material, nonpublic information about the Company on any social media, discussion boards or websites, or responding to comments or postings about the Company’s business made by others. This restriction applies whether or not you identify yourself as associated with the Company. Sharing, posting links to or “re-tweeting” Company news announcements about the Company is permitted so long as the news announcement has already been posted to the Company’s public website (https://www.semrush.com/) or otherwise approved by the Compliance Officer and is not accompanied by commentary prohibited by this Insider Trading Policy. D. What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy? Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority (“FINRA”), investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares. The penalties for violating insider trading or tipping rules can be severe and include: • disgorgement of the profit gained or loss avoided by the trading; • payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class; • payment of criminal penalties of up to $5,000,000; • payment of civil penalties of up to three times the profit made or loss avoided; and • imprisonment for up to 20 years. The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties of up to the greater of $2,166,279 or three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under certain circumstances be subject to private lawsuits. Violation of this Insider Trading Policy or any federal or state insider trading laws may

7 subject the person violating such policy or laws to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action. E. How Do You Report a Violation of this Insider Trading Policy? If you have a question about this Insider Trading Policy, including whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officer. In addition, if you violate this Insider Trading Policy or any federal or state laws governing insider trading, or know of any such violation by any director, officer, employee or Consultant of the Company, you should report the violation immediately to the Compliance Officer. PART II. TRADING PROCEDURES A. Special Trading Restrictions Applicable to Designated Insiders In addition to the restrictions on trading in Company securities set forth above, Designated Insiders and their Affiliated Persons are subject to the following special trading restrictions: 1. No Trading Except During Trading Windows; No Trading During Special Blackout Windows. Trading Windows. The announcement of the Company’s quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Although a Designated Insider may not know the financial results prior to public announcement, if a Designated Insider engages in a trade before the financial results are disclosed to the public, such trades may give an appearance of impropriety that could subject the Designated Insider and the Company to a charge of insider trading. Therefore, subject to limited exceptions described herein, Designated Insiders may trade in Company securities only during four quarterly trading windows and then only after obtaining pre-clearance from the Compliance Officer in accordance with the procedures set forth below. Unless otherwise advised, the four trading windows consist of the periods that begin no earlier than after market close on the first full trading day following the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings and end at the close of business on the 15th day before the end of the then-current quarter. Designated Insiders may be allowed to trade outside of a trading window only (a) pursuant to a pre- approved Rule 10b5-1 Plan as described below or (b) in accordance with the procedure for waivers as described below. Special Blackout Windows. Further, Designated Insiders may not trade in Company securities if they are notified by the Compliance Officer that the trading window is closed because of the existence of a material, nonpublic development. The Compliance Officer will subsequently notify the Designated Insiders once the material, nonpublic development is

8 disclosed to the public or resolved and that, as a result, the trading window is again open. While the Compliance Officer will undertake reasonable efforts to notify Designated Insiders of material, nonpublic events that have occurred, or are soon likely to occur, each Designated Insider has a duty not to trade in Company securities when material, nonpublic information exists, regardless of whether the Designated Insider is aware of that information. 2. Prohibited Transactions • No Short Sales. No Designated Insider may at any time sell any securities of the Company that are not owned by such Designated Insider at the time of the sale (a “short sale”). • No Purchases or Sales of Derivative Securities or Hedging Transactions. No Designated Insider may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time. • No Company Securities Subject to Margin Calls. No Designated Insider may use the Company’s securities as collateral in a margin account. • No Pledges. No Designated Insider may pledge Company securities as collateral for a loan (or modify an existing pledge). 3. Gifts. No Designated Insider may give or make any other transfer of Company securities without consideration (e.g., a gift) during a period when the Designated Insider is not permitted to trade. 4. No Trading During Retirement Plan Blackout Periods. If the Company adopts a policy to allow ownership of Company stock in the Company’s 401(k) or other retirement plan, then no Designated Insider may trade in any Company securities, which were acquired in connection with such Designated Insider’s service or employment with the Company, during a retirement plan “blackout period” except as specifically permitted below. A blackout period includes any period of more than three (3) consecutive business days during which at least fifty percent (50%) of all participants and beneficiaries under all of the individual account plans maintained by the Company and members of its controlled group are prohibited from trading in Company securities through their plan accounts. Designated Insiders will receive advance notice of any such blackout period from the Compliance Officer or his or her designee. B. Covered Persons: Pre-Clearance Requirements

9 All executive officers (“Executive Officers”) who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, directors, and persons identified by the Compliance Officer (collectively, “Covered Persons”) must trade using the Company’s stock plan administration platform known as Shareworks (“Shareworks”) to trade in Company stock, unless otherwise authorized by the Company’s Compliance Officer or his or her designee. No Covered Person may trade in Company securities unless the trade has been approved by the Compliance Officer in accordance with the procedures set forth below. The Compliance Officer will review and either approve or prohibit all proposed trades by Covered Persons in accordance with the procedures set forth below. The Compliance Officer may consult with the Company’s other officers and/or outside legal counsel and will receive approval for his or her own trades from the Chief Financial Officer. 1. Procedures. No Covered Person may trade in Company securities until: • The Covered Person has notified the Compliance Officer of the amount and nature of the proposed trade(s) using the Stock Transaction Request form attached to this Insider Trading Policy as Exhibit A or another method approved by the Company within Shareworks. In order to provide adequate time for the preparation of any required reports under Section 16 of the Exchange Act, a Stock Transaction Request form should, if practicable, be received by the Compliance Officer at least two (2) business days prior to the intended trade date; • The Covered Person has certified to the Compliance Officer in writing prior to the proposed trade(s) that the Covered Person is not in possession of material, nonpublic information concerning the Company; • The Covered Person has informed the Compliance Officer, using the Stock Transaction Request form attached hereto as Exhibit A or another method approved by the Company within Shareworks, whether, to the Covered Person’s best knowledge, (a) the Covered Person has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and • The Compliance Officer or his or her designee has approved the trade(s) and has certified such approval in writing. Such certification may be made via digitally-signed electronic mail. The Compliance Officer does not assume the responsibility for, and approval from the Compliance Officer does not protect the Covered Person from, the consequences of prohibited insider trading. 2. Additional Information.

10 Covered Persons shall provide to the Compliance Officer any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the Compliance Officer. 3. No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trade requested by a Covered Person. The Compliance Officer may reject any trading request at his or her sole discretion. From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. Covered Persons may not trade in Company securities if they are notified by the Compliance Officer that a proposed trade has not been cleared because of the existence of a material, nonpublic development. Even if that particular Covered Person is not aware of the material, nonpublic development involving the Company, if any Covered Person engages in a trade before a material, nonpublic development is disclosed to the public or resolved, the Covered Person and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute even if the Covered Person was unaware of the development. So long as the event remains material and nonpublic, the Compliance Officer may determine not to approve any transactions in the Company’s securities. The Compliance Officer will subsequently notify the Covered Person once the material, nonpublic development is disclosed to the public or resolved. If a Covered Person requests clearance to trade in the Company’s securities during the pendency of such an event, the Compliance Officer may reject the trading request without disclosing the reason. 4. Completion of Trades. After receiving written clearance to engage in a trade signed by the Compliance Officer, a Covered Person must complete the proposed trade within five (5) business days or make a new trading request. 5. Post-Trade Reporting. Any transactions in the Company’s securities by a Covered Person (including transactions effected pursuant to a Rule 10b5-1 Plan) must be reported to the Compliance Officer on the same day in which such a transaction occurs. Each report a Covered Person makes to the Compliance Officer should include the date of the transaction, quantity of shares, price and broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by sending (or having such Covered Person’s broker send) duplicate confirmations of trades to the Compliance Officer if such information is received by the Compliance Officer on or before the required date. Compliance by Covered Persons with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally must report changes in ownership of Company securities within two (2) business days. C. Exemptions 1. Pre-Approved Rule 10b5-1 Plan.

11 The adoption and application of any Rule 10b5-1 Plan (as defined below), must be made in accordance with the Company’s Rule 10b5-1 Trading Plan Policy (the “Trading Plan Policy”)2. Transactions effected pursuant to a Rule 10b5-1 Plan (as defined below) will not be subject to the Company’s trading windows, retirement plan blackout periods or pre-clearance procedures, and Designated Insiders are not required to complete a Stock Transaction Request form for such transactions. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans, arrangements or instructions that meet certain requirements. A trading plan, arrangement or instruction that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Designated Insiders to establish arrangements to trade in Company securities outside of the Company’s trading windows, even when in possession of material, nonpublic information. 2. Employee Benefit Plans. Exercise of Stock Options. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the exercise of an option to purchase securities of the Company when payment of the exercise price is made in cash. However, the exercise of an option to purchase securities of the Company is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, Designated Insiders must comply with the post- trade reporting requirement described in Section C above for any such transaction. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of this Insider Trading Policy, including the Trading Procedures contained herein. Moreover, the Trading Procedures apply to the use of outstanding Company securities to pay part or all of the exercise price of an option, any net option exercise, any exercise of a stock appreciation right, share withholding, any sale of stock as part of a broker- assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Designated Insider in compliance with the Trading Procedures. Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to periodic wage withholding contributions by the Company or employees of the Company which are used to purchase the Company’s securities pursuant to the employees’ advance instructions under the Company’s 2021 Employee Stock Purchase Plan. However, no Designated Insider may: (a) elect to participate in the plan or alter his or her instructions regarding the level of withholding or purchase by the Designated Insider of Company securities under such plan; or (b) make cash contributions to such plan (other than through periodic wage withholding) without complying with the Trading Procedures. Any sale of securities acquired under such plan is subject to the prohibitions and restrictions of the 2 The foregoing requirement shall not apply to 10b5-1 Plans implemented prior to the Company’s adoption of the Rule 10b5-1 Trading Plan Policy.

12 Trading Procedures. Retirement Plan. Should the Company establish such a plan in the future, the trading prohibitions and restrictions set forth in the Trading Procedures will not apply to purchases of Company securities pursuant to a Company-designated retirement plan (the “Retirement Plan”) resulting from periodic contributions by Designated Insiders to the Retirement Plan pursuant to payroll deduction elections. Such prohibitions and restrictions will apply, however, to certain elections Designated Insiders may make under the Retirement Plan, including: (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against or receive a distribution from such Designated Insider’s Retirement Plan account if the loan or distribution will result in a liquidation of some or all of such Designated Insider’s Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre- payment will result in an allocation of loan proceeds to the Company stock fund. Dividend Reinvestment Plan. Should the Company establish such a plan in the future, the trading prohibitions and restrictions set forth in the Trading Procedures will not apply to purchases of Company securities under a Company-designated dividend reinvestment plan resulting from the reinvestment by Designated Insiders of dividends paid on Company securities. Such prohibitions and restrictions do apply, however, to voluntary purchases of Company securities resulting from additional contributions by Designated Insiders to the plan (i.e., direct stock purchases), and to elections by Designated Insiders to participate in the plan or change the level of such participation. The Trading Procedures also apply to sales by Insiders of Company securities purchased pursuant to the plan. D. Waivers A waiver of any provision of this Insider Trading Policy, or the Trading Procedures contained herein, in a specific instance may be authorized in writing by the Audit Committee of the Board of Directors, and any such waiver shall be reported to the Company’s Board of Directors. PART III. ACKNOWLEDGEMENT This Insider Trading Policy will be delivered to all current Designated Insiders at the start of their employment or relationship with the Company. Upon first receiving a copy of this Insider Trading Policy, each individual must acknowledge that he or she has received a copy and agrees to comply with the terms of this Insider Trading Policy, and, if applicable, the Trading Procedures contained herein. The acknowledgment attached hereto as Exhibit B must be returned within ten (10) days of receipt to: Semrush Holdings, Inc. ATTN: General Counsel 800 Boylston Street Suite 2475 Boston, MA 02199

13 This acknowledgment will constitute consent for the Company to impose sanctions for violation of the Insider Trading Policy, including the Trading Procedures, and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance. All directors, officers, employees and Consultants will be required upon the Company’s request to re-acknowledge and agree to comply with the Insider Trading Policy (including any amendments or modifications). For such purpose, an individual will be deemed to have acknowledged and agreed to comply with the Insider Trading Policy, as amended from time to time, when copies of such items have been delivered by regular or electronic mail (or other delivery option used by the Company) by the Compliance Officer or his or her designee. * * * Questions regarding this Insider Trading Policy are encouraged and may be directed to the Compliance Officer. ***** Adopted by the Board of Directors of Semrush Holdings, Inc. as of March 3, 2021 and most recently revised on July 25, 2023.

14 EXHIBIT A STOCK TRANSACTION REQUEST Pursuant to Semrush Holdings, Inc.’s Insider Trading Policy, I hereby notify Semrush Holdings, Inc. (the “Company”) of my intent to trade the securities of the Company as indicated below: REQUESTER INFORMATION Insider’s Name: INTENT TO PURCHASE Number of shares: Intended trade date: Means of acquiring o Acquisition through employee benefit plan (please specify): shares: o Purchase through a broker on the open market o Other (please specify): INTENT TO SELL Number of shares: Intended trade date: Means of selling o Sale through employee benefit plan (please specify): shares: o Sale through a broker on the open market o Other (please specify): SECTION 16 RULE 144 (Not applicable if transaction requested involves a purchase) o I am not subject to Section 16. o I am not an “affiliate” of the Company and the transaction requested above does not involve the sale of “restricted securities” (as such terms are o To the best of my knowledge, I have not defined under Rule 144 under the Securities Act of (and am not deemed to have) engaged in an 1933, as amended). opposite way transaction within the previous 6 months that was not exempt from Section o To the best of my knowledge, the transaction 16(b) of the Exchange Act. requested above will meet all of the applicable conditions of Rule 144. o None of the above. o The transaction requested is being made pursuant to an effective registration statement covering such transaction. o None of the above.

15 CERTIFICATION I hereby certify that I am not (1) in possession of any material, nonpublic information concerning the Company, as defined in the Company’s Statement of Company Policy on Insider Trading and Disclosure and (2) purchasing any securities of the Company on margin in contravention of the Company’s Trading Procedures. I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company including termination. Insider’s Signature Date AUTHORIZED APPROVAL Signature of Compliance Officer (or Date designee) *NOTE: Multiple lots must be listed on separate forms or broken out herein.

16 EXHIBIT B ACKNOWLEDGMENT I hereby acknowledge that I have read, that I understand, and that I agree to comply with, the Insider Trading Policy of Semrush Holdings, Inc. (the “Company”). I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Policy and the Trading Procedures included therein by all of my “Affiliated Persons” (including such persons listed below). I also understand and agree that I will be subject to sanctions, including termination of employment, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of any Company securities in a transaction that the Company considers to be in contravention of the Insider Trading Policy. I hereby designate the following investment funds and partnerships as entities for which the Trading Procedures contained in the Insider Trading Policy shall not apply: . I hereby represent to the Company that such entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with applicable securities laws; and (c) are aware such securities laws prohibit any person or entity who has material, nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities. Date: Signature: Name: Title: